Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports First Quarter Fiscal 2019 Results
ATLANTA, February 4, 2019 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended December 31, 2018.
"In the first quarter, we delivered improved revenue and net income, despite challenging conditions for new home sales. In addition, we completed the initial tranche of our share buyback program, acquiring approximately 1.6 million shares, or 5% of total shares outstanding, at prices well below our book value."
"Our strategy is designed to deliver extraordinary value at an affordable price primarily for first-time and active-adult buyers, leaving us well positioned to compete in a challenging demand environment. As we continue to execute on our share and debt repurchases this year, we will generate value for shareholders and further reduce our leverage."
Beazer Homes Fiscal First Quarter 2019 Highlights and Comparison to Fiscal First Quarter 2018

•	Net income from continuing operations of $7.3 million. Diluted earnings per share was $0.23

•	Adjusted EBITDA of $26.8 million, down 5.5%

•	Homebuilding revenue of $401.0 million, up 9.0%, on a 1.6% increase in home closings to 1,083 and a 7.3% increase in average selling price to $370.3 thousand

•	Homebuilding gross margin was 15.1%, down 130 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 19.7%, down 120 basis points

•	SG&A as a percentage of total revenue was 13.5%, down 40 basis points

•	Unit orders of 976, down 12.1% on a 14.6% decrease in sales/community/month to 2.0 and a 3.0% increase in average community count to 160

•	Dollar value of backlog of $593.1 million, down 15.8%

•	Unrestricted cash at quarter end was $84.4 million

•	Repurchases of 1.6 million shares of common stock for $16.5 million
A reconciliation of each non-GAAP measure to the most directly comparable GAAP measure is included in the tables accompanying this release.
Profitability. Net income from continuing operations was $7.3 million, generating diluted earnings per share of $0.23. This included energy tax credits of $5.3 million, partially offset by an impairment of $1.0 million. First quarter Adjusted EBITDA of $26.8 million was down $1.6 million, or 5.5%, compared to the same period last year.
Orders. Net new orders for the first quarter decreased 12.1% from the prior year, to 976. The decrease in net new orders was driven by a reduction in the absorption rate to 2.0 sales per community per month, down from 2.4 during the same period last year, but was comparable to the Company’s first quarter absorption rate over the prior five years. The cancellation rate for the quarter was 19.8%.
Homebuilding Revenue. First quarter home closings of 1,083 homes were 1.6% above the level achieved in the same period last year. Combined with a 7.3% increase in the average selling price to $370.3 thousand, homebuilding revenue rose 9.0% over the same period last year to $401.0 million.
Backlog. The dollar value of homes in backlog as of December 31, 2018 decreased 15.8% to $593.1 million, or 1,525 homes, compared to $704.4 million, or 1,899 homes, at December 31, 2017. The average selling price of homes in backlog rose 4.9% year-over-year to $388.9 thousand.

Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 19.7% for the first quarter, down 120 basis points from the same period in fiscal 2018. This was in part due to the Company’s efforts to sell and close additional spec homes during the quarter, with specs accounting for a higher percentage of our closings than they have historically.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue were 13.5% for the quarter, an improvement of 40 basis points compared to the same period last year.
Liquidity. The Company ended the quarter with approximately $267.9 million of available liquidity, including $84.4 million of unrestricted cash and $183.5 million available on its secured revolving credit facility after accounting for borrowings and outstanding letters of credit.
Share Repurchases. Completed a $16.5 million accelerated share repurchase program during the first quarter. The Company bought back approximately 1.6 million common shares at an average share price of $10.62.
Gatherings
The Company continued the rollout of its Gatherings active-adult communities during the initial quarter of fiscal 2019. As of December 31, 2018, there were 9 active or approved Gatherings projects spread across 6 divisions, and the Company expects to acquire, begin construction and/or launch sales in additional communities throughout the remainder of the year.

Summary results for the three months ended December 31, 2018 are as follows:

	Three Months Ended December 31,
	2018	2017	Change*
New home orders, net of cancellations	976	1,110	(12.1)%
Orders per community per month	2.0	2.4	(14.6)%
Average active community count	160	155	3.0%
Actual community count at quarter-end	162	156	3.8%
Cancellation rates	19.8%	18.9%	90 bps

Total home closings	1,083	1,066	1.6%
Average selling price (ASP) from closings (in thousands)	$370.3	$345.0	7.3%
Homebuilding revenue (in millions)	$401.0	$367.8	9.0%
Homebuilding gross margin	15.1%	16.4%	-130 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	15.4%	16.4%	-100 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	19.7%	20.9%	-120 bps

Income (loss) from continuing operations before income taxes (in millions)	$3.4	$(22.5)	$25.9
(Benefit) expense from income taxes (in millions)	$(3.9)	$108.1	$(112.0)
Income (loss) from continuing operations (in millions)	$7.3	$(130.6)	$137.9
Basic and diluted income (loss) per share from continuing operations	$0.23	$(4.07)	$4.30

Income (loss) from continuing operations before income taxes (in millions)	$3.4	$(22.5)	$25.9
Loss on debt extinguishment (in millions)	$—	$(25.9)	$(25.9)
Inventory impairments and abandonments (in millions)	$1.0	$—	$1.0
Income from continuing operations excluding loss on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)	$4.4	$3.4	$1.0

Net income (loss)	$7.3	$(130.9)	$138.2
Net income excluding loss on debt extinguishment, inventory impairments and abandonments, and remeasurement of deferred tax assets due to Tax Act (in millions)+	$8.1	$2.8	$5.3

Land and land development spending (in millions)	$121.0	$141.7	$(20.7)

Adjusted EBITDA (in millions)	$26.8	$28.4	$(1.6)
LTM Adjusted EBITDA (in millions)	$203.1	$182.7	$20.4
* Change and totals are calculated using unrounded numbers.
+ For the first quarter of fiscal 2019, inventory impairments and abandonments were tax-effected at the effective tax rate of 24.9%. For the prior year quarter, loss on debt extinguishment was tax-effected at the effective tax rate of 26.6%, which excludes the impact of the $112.6 million provisional tax expense that was recognized due to the remeasurement of our deferred tax assets as a result of the enactment of the Tax Cut and Jobs Act (Tax Act) in December 2017.
“LTM” indicates amounts for the trailing 12 months.

	As of December 31,
	2018	2017	Change
Backlog units	1,525	1,899	(19.7)%
Dollar value of backlog (in millions)	$593.1	$704.4	(15.8)%
ASP in backlog (in thousands)	$388.9	$370.9	4.9%
Land and lots controlled	23,149	22,324	3.7%

Conference Call
The Company will hold a conference call on February 4, 2019 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation by visiting the “Investor Relations” section of the Company's website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, enter the passcode “7072668.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 800-285-8790 or 203-369-3103 and enter the passcode “3740” (available until 11:59 p.m. ET on February 11, 2019), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.
Headquartered in Atlanta, Beazer Homes is one of the country’s largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, and wage levels, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii)our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) our ability to implement and complete debt repurchases and the share repurchase program; (xi) increased competition or delays in reacting to changing consumer preferences in home design; (xii) weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiii) estimates related to the potential recoverability of our deferred tax assets, and a potential reduction in corporate tax rates that could reduce the usefulness of our existing deferred tax assets; (xiv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xv) the results of litigation or government proceedings and fulfillment of any related obligations; (xvi) the impact of construction defect and home warranty claims; (xvii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xviii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xix) the impact of information technology failures or data security breaches; (xx) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xxi) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.

Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
in thousands (except per share data)	2018	2017
Total revenue	$402,040	$372,489
Home construction and land sales expenses	340,378	311,660
Inventory impairments and abandonments	1,007	—
Gross profit	60,655	60,829
Commissions	15,737	14,356
General and administrative expenses	38,642	37,285
Depreciation and amortization	2,770	2,507
Operating income	3,506	6,681
Equity in loss of unconsolidated entities	(64)	(101)
Loss on extinguishment of debt	—	(25,904)
Other expense, net	(42)	(3,145)
Income (loss) from continuing operations before income taxes	3,400	(22,469)
(Benefit) expense from income taxes	(3,922)	108,106
Income (loss) from continuing operations	7,322	(130,575)
Loss from discontinued operations, net of tax	(11)	(372)
Net income (loss)	$7,311	$(130,947)
Weighted average number of shares:
Basic	31,801	32,055
Diluted	32,055	32,055
Basic and diluted earnings (loss) per share:
Continuing operations	$0.23	$(4.07)
Discontinued operations	—	(0.01)
Total	$0.23	$(4.08)

	Three Months Ended
	December 31,
Capitalized Interest in Inventory	2018	2017
Capitalized interest in inventory, beginning of period	$144,645	$139,203
Interest incurred	24,921	25,555
Capitalized interest impaired	(115)	—
Interest expense not qualified for capitalization and included as other expense	(242)	(3,435)
Capitalized interest amortized to home construction and land sales expenses	(17,323)	(16,476)
Capitalized interest in inventory, end of period	$151,886	$144,847

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	December 31, 2018	September 30, 2018
ASSETS
Cash and cash equivalents	$84,399	$139,805
Restricted cash	12,637	13,443
Accounts receivable (net of allowance of $378 and $378, respectively)	19,349	24,647
Owned inventory	1,722,120	1,692,284
Investments in unconsolidated entities	3,650	4,035
Deferred tax assets, net	218,025	213,955
Property and equipment, net	24,408	20,843
Goodwill	10,605	9,751
Other assets	8,197	9,339
Total assets	$2,103,390	$2,128,102
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$99,864	$126,432
Other liabilities	112,633	126,389
Total debt (net of premium of $2,447 and $2,640, respectively, and debt issuance costs of $13,651 and $14,336, respectively)	1,255,784	1,231,254
Total liabilities	1,468,281	1,484,075
Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 32,674,596 issued and outstanding and 33,522,046 issued and outstanding, respectively)	33	34
Paid-in capital	863,797	880,025
Accumulated deficit	(228,721)	(236,032)
Total stockholders’ equity	635,109	644,027
Total liabilities and stockholders’ equity	$2,103,390	$2,128,102

Inventory Breakdown
Homes under construction	$478,539	$476,752
Development projects in progress	925,728	907,793
Land held for future development	83,177	83,173
Land held for sale	6,997	7,781
Capitalized interest	151,886	144,645
Model homes	75,793	72,140
Total owned inventory	$1,722,120	$1,692,284

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended December 31,
SELECTED OPERATING DATA	2018	2017
Closings:
West region	601	526
East region	188	225
Southeast region	294	315
Total closings	1,083	1,066

New orders, net of cancellations:
West region	519	534
East region	201	259
Southeast region	256	317
Total new orders, net	976	1,110

	As of December 31,
Backlog units at end of period:	2018	2017
West region	776	887
East region	294	447
Southeast region	455	565
Total backlog units	1,525	1,899
Dollar value of backlog at end of period (in millions)	$593.1	$704.4

in thousands	Three Months Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2018	2017
Homebuilding revenue:
West region	$208,944	$176,556
East region	87,765	85,688
Southeast region	104,273	105,510
Total homebuilding revenue	$400,982	$367,754

Revenue:
Homebuilding	$400,982	$367,754
Land sales and other	1,058	4,735
Total revenues	$402,040	$372,489

Gross profit:
Homebuilding	$60,619	$60,232
Land sales and other	36	597
Total gross profit	$60,655	$60,829

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Three Months Ended December 31,
in thousands	2018		2017
Homebuilding gross profit/margin	$60,619	15.1%	$60,232	16.4%
Inventory impairments and abandonments (I&A)	1,007		—
Homebuilding gross profit/margin before I&A	61,626	15.4%	60,232	16.4%
Interest amortized to cost of sales	17,323		16,468
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$78,949	19.7%	$76,700	20.9%
Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended December 31,		LTM Ended December 31,(a)
in thousands	2018	2017	2018	2017
Net income (loss)	$7,311	$(130,947)	$92,883	$(97,705)
(Benefit) expense from income taxes	(3,924)	107,979	(17,530)	113,179
Interest amortized to home construction and land sales expenses and capitalized interest impaired	17,438	16,476	92,293	89,652
Interest expense not qualified for capitalization	242	3,435	2,132	13,819
EBIT	21,067	(3,057)	169,778	118,945
Depreciation and amortization and stock-based compensation amortization	4,884	5,117	23,832	22,431
EBITDA	25,951	2,060	193,610	141,376
Loss on extinguishment of debt	—	25,904	1,935	38,534
Inventory impairments and abandonments (b)	892	450	7,212	2,839
Joint venture impairment and abandonment charges	—	—	341	—
Adjusted EBITDA	$26,843	$28,414	$203,098	$182,749

(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”